CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated December 23, 2010, accompanying the financial statements of Long-Term Investment Grade Trust, Series 39 (included in Van Kampen Unit Trusts, Taxable Income Series 145) as of August 31, 2010, and for the period from September 23, 2008 (date of deposit) through August 31, 2009 and for the year ended August 31, 2010 and the financial highlights for the period from September 23, 2008 (date of deposit) through August 31, 2009 and for the year ended August 31, 2010, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-152112) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 23, 2010